+As filed with the Securities and Exchange Commission on June 23, 2004
                                                    Registration No. 333-_______

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         EAST PENN FINANCIAL CORPORATION
                         -------------------------------
             (Exact name of Registrant as specified in its charter)


              Pennsylvania                              65-1172823
              ------------                              ----------
   (State or other jurisdiction of        (I.R.S. Employer Identification No.)
   incorporation or organization)

      EAST PENN FINANCIAL CORPORATION           Brent L. Peters, President and Chief Executive Officer
            731 Chestnut Street                             EAST PENN FINANCIAL CORPORATION
         Emmaus, Pennsylvania 18049                               731 Chestnut Street
               (610) 965-5959                                 Emmaus, Pennsylvania 18049
               --------------                                     (610) 965-5959
(Address, including Zip Code, and telephone                       --------------
 number, including area code, of registrant's   (Name, address, including Zip Code, and telephone number,
               principal executive offices)         including area code, of agent for service)



                                 With a Copy to:
                          Nicholas Bybel, Jr., Esquire
                              Erik Gerhard, Esquire
                             SHUMAKER WILLIAMS, P.C.
                               Post Office Box 88
                         Harrisburg, Pennsylvania 17108
                                 (717) 763-1121

     Approximate date of commencement of the proposed sale of the securities to the public: From time to time after this registration statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.
[X]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

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

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                                                    CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------

Title of Shares                Amount To          Proposed Maximum               Proposed Maximum          Amount of
To Be Registered             Be Registered       Aggregate Price Per Unit    Aggregate Offering Price   Registration Fee

--------------------------------------------------------------------------------------------------------------------------

common stock, with par          250,000               $ 8.96(1)                     $2,240,000              $284.00
value of $0.625 per share
--------------------------------------------------------------------------------------------------------------------------

(1) Computed in accordance with Rule 457(c), solely for the purpose of calculating the Registration Fee, and based upon the average of the high and low prices of the common stock on June 17, 2004.

                                   PROSPECTUS
                         ------------------------------

                         EAST PENN FINANCIAL CORPORATION
                         ------------------------------

                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
                           --------------------------

                         250,000 Shares of common stock
                                par value $0.625
                            -------------------------

     East Penn Financial Corporation's Dividend Reinvestment and Stock Purchase Plan provides holders of East Penn Financial Corporation's common stock with a convenient way to purchase additional shares of East Penn Financial Corporation's common stock, by permitting participants in the plan to automatically reinvest cash dividends on all of their shares and to make quarterly voluntary cash contributions under terms of the plan. Participation in the plan is entirely voluntary so that shareholders may join the plan and terminate their participation in the plan at any time.

     Under the terms of the plan, as adopted on June 17, 2004, the corporation intends to direct that the plan administrator purchase shares of the corporation's common stock in the open market, at fair market value, or in negotiated transactions, with the corporation reserving the right to issue such remaining shares. East Penn Financial Corporation is authorized to issue up to 250,000 shares of its common stock under the plan. As of June 17, 2004, the market price of the common stock was $8.94. East Penn Financial Corporation's common stock is listed on the Nasdaq SmallCap market under the symbol "EPEN." Dividends, if and when declared, will be reinvested under the terms of the plan. Shareholders may only participate in the plan with respect to all of their shares of common stock held in the plan.

     We provide a summary of the plan in this Prospectus in an easy to understand question and answer format. We encourage you to read it carefully. If you have any additional questions, please call Registrar and Transfer Company, the plan administrator, at 1-800-368-5948.

     We recommend that you retain this Prospectus for future reference.

     An investment in common stock held in the plan account has the same market risks as an investment in common stock held in certificate form. Participants bear the risk of loss (and receive the benefit of gain) occurring by reason of fluctuations in the market price of the common stock held in the plan account.

                             ----------------------

These shares are not deposits, are not insured by the FDIC or any other governmental agency, and are subject to investment risk, including the possible loss of principal.

Neither the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Pennsylvania Department of Banking nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

See "Risk Factors" beginning on page 2 for a discussion of various factors that shareholders should consider about an investment in our common stock.

                             ----------------------
                  The date of this prospectus is June 23, 2004.




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                                TABLE OF CONTENTS


GENERAL INFORMATION..............................................................1

RISK FACTORS.....................................................................2

EXPLAINATION OF THE Dividend Reinvestment AND STOCK PURCHASE PLAN................5

      General....................................................................5
      Participation..............................................................6
      Purchases..................................................................7
      Voluntary Cash Payments....................................................9
      Cost......................................................................10
      Reports to Participants...................................................10
      Certificates for Shares...................................................10
      Withdrawal of Shares in Plan Accounts.....................................10
      Discontinuation of Dividend Reinvestment..................................11
      Safekeeping Service.......................................................12
      Federal Income Tax Information............................................12
      Other Information.........................................................13

EAST PENN FINANCIAL CORPORATIONDIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN....15

DESCRIPTION OF SECURITIES.......................................................23

USE OF PROCEEDS.................................................................33

EXPERTS.........................................................................34

LEGAL MATTERS...................................................................34

WHERE YOU CAN FIND MORE INFORMATION.............................................34

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...............................34

INDEMNIFICATION OF OFFICERS AND DIRECTORS.......................................35

                               GENERAL INFORMATION



     East Penn Financial Corporation is a Pennsylvania chartered, bank holding company organized in July 2003. The corporation serves as the holding company for East Penn Bank, which is a full-service commercial bank and provides a wide range of banking and financial services to individuals and small to medium-sized businesses. The principal executive offices of East Penn Financial Corporation and East Penn Bank are located at 731 Chestnut Street, Emmaus, Pennsylvania 18049, (610) 965-5959.

     The East Penn Financial Corporation Dividend Reinvestment and Stock Purchase Plan provides East Penn Financial Corporation's shareholders with a convenient and economical way to buy additional shares of common stock by reinvesting dividends or by voluntarily making cash payments under terms of the plan. The plan is intended to benefit long-term investors who wish to increase their investment in the corporation's common stock.

     You should rely only on the information contained in this Prospectus or to which we have referred you. We have not authorized anyone to provide any information or to make any representation that is not contained in this Prospectus. This Prospectus may only be used where it is legal to sell these securities. The information in this Prospectus is only accurate as of the date of this Prospectus.












                           [INTENTIONALLY LEFT BLANK]

                                  RISK FACTORS

     The purpose of the plan is to provide a convenient and useful service for East Penn Financial Corporation shareholders. Nothing in this Prospectus represents a recommendation by East Penn Financial Corporation or anyone else that a person buy or sell East Penn Financial Corporation common stock. We urge you to read this Prospectus thoroughly before you make your investment decision regarding participation in the plan.

     Before you invest in East Penn Financial Corporation common stock, you should be aware that an investment in our common stock involves a variety of risks, including those described below. You should carefully read and consider these risks factors, together with all the other information contained in this Prospectus, before you decide whether to purchase East Penn Financial Corporation common stock.

You will have a minimal influence on shareholder decisions.

     Together, our directors and executive officers hold 1,602,849 shares, representing 25.44% of the total number of shares outstanding as of May 30, 2004. Further, this percentage of ownership could increase if our directors and officers participate in the plan. Our directors and officers are able to significantly influence our management policies and decisions as well as issues that require a shareholder vote. If our directors and executive officers vote together, they could influence the outcome of certain corporate actions requiring shareholder approval, including the election of directors and the approval or non-approval of significant corporate transactions, such as the merger or sale of all of substantially all of our assets. Their interests may differ from the interests of other shareholders with respect to management issues.

Our issuance of additional shares of common stock could dilute or depress the value of your shares of our common stock.

     East Penn Financial Corporation's Articles of Incorporation authorize the issuance of up to 40 million shares of common stock and up to 16 million shares of preferred stock. The issuance of additional stock within these limits may not require prior shareholder approval. Sales of additional shares of stock, or the perception that shares may be sold, could negatively affect the market price of the corporation's stock. The issuance of additional shares could also dilute the percentage ownership interest and corresponding voting power of the prior shareholders.

Regulatory restrictions may affect our ability to pay dividends.

     Our ability to pay dividends to our shareholders is also subject to and limited by certain legal and regulatory restrictions.

The trading market for our common stock is not active.

     There is a limited public market for the common stock of East Penn Financial Corporation. We cannot assure you that a more liquid or active trading market will develop. In a less active market, you may not be able to sell your shares when you would like to sell them.

Anti-takeover provisions in our articles of incorporation and bylaws and certain provisions of Pennsylvania law may discourage or prevent a takeover of our company and result in a lower market price for our common stock.

     Our articles of incorporation and bylaws contain certain provisions that enhance the ability of our board of directors to deal with attempts to acquire control of our company. In addition, Pennsylvania law contains certain anti-takeover provisions that apply to us. While these provisions may provide us with flexibility in managing our business, they could discourage or make a merger, tender offer or proxy contest more difficult, even though certain shareholders may wish to participate in the transaction. These provisions could also potentially adversely affect the market price of the common stock.

Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.

     We face substantial competition in all phases of our operations from a variety of different competitors. Our future growth and success will depend on our ability to compete effectively in this highly competitive environment. We compete for loans, deposits and other financial services in our geographic market with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms and various other non-bank competitors.

Changes in the law and regulations may affect our ability to do business, our costs, and our profits.

     We are subject to extensive state and federal supervision and regulation. These laws and regulations are intended to protect depositors, not shareholders. Any change in applicable laws or regulations may have a material effect on our business and prospects. We cannot predict the nature or the extent of the effect on our business or earnings that monetary policies, economic control, or new federal or state regulations may have in the future.

Changes in interest rates could make us less profitable.

     Our profitability is dependant to a large extent on our net interest income. Net interest income is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Like most financial institutions, we are affected by changes in general interest rate levels, which are currently at low levels, and by other economic factors beyond our control. In addition, interest rate risks can result from mismatches between the dollar amount of repricing or maturing assets and liabilities and is measured in terms of the ratio of the interest rate sensitivity gap to total assets. Although our management believes it has implemented strategies to reduce the potential effects of changes in interest rates on our results of operations, any substantial and prolonged change in market interest rates could adversely affect our operating results.

Our allowance for loan losses may prove to be insufficient to absorb potential losses in our loan portfolio.

     Lending money is a substantial part of our business. However, every loan we make carries a certain risk of non-payment. We cannot assure you that our allowance for loan losses will be sufficient to absorb actual loan losses. We also cannot assure you that we will not experience significant losses in our loan portfolios that may require significant increases to the allowance for loan losses in the future. Although we evaluate every loan that we make against our underwriting criteria, we may experience losses by reasons of factors beyond our control. Some of these factors include changes in market conditions affecting the value of real estate and unexpected problems affecting the creditworthiness of our borrowers.

     We determine the adequacy of our allowance of loan losses on an ongoing basis by considering various factors, including:

     o An analysis of the risk characteristics of various classifications of loans;
     o    Previous loan loss experience;

     o    Specific loans that would have loan loss potential;
     o    Delinquency trends;
     o    Estimated fair value of the underlying collateral;
     o    Current economic conditions;
     o    The view of our regulators; and
     o    Geographic and industry loan concentration.

Changes in real estate values may adversely impact our loans that are secured by real estate.

     A significant portion of our loan portfolio consists of residential and commercial mortgages secured by real estate. These properties are concentrated in eastern Pennsylvania. Real estate values and real estate markets generally are affected by, among other things, changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in the tax laws and other governmental statutes, regulations and policies, and acts of nature. If real estate prices decline, particularly in eastern Pennsylvania, the value of the real estate collateral securing the corporation's loans could be reduced. This reduction in the value of the collateral would increase the number of non-performing loans and could have a material negative impact on our financial performance.

Common stock

     You do not have control or authority to direct the price or time at which common stock is purchased or sold for plan accounts. Therefore, you bear the market risk associated with fluctuations in the price of common stock. The plan administrator will allocate shares purchased to 4 decimal places; thus, there will likely always be a partial share in your plan account. This practice allows maximum investment of your dividends.

     The plan does not represent a change in East Penn Financial Corporation's dividend policy, which will continue to depend upon earnings, financial and regulatory requirements and other factors, and which will be determined by East Penn Financial Corporation's Board of Directors from time to time. Shareholders who do not wish to participate in this plan will continue to receive cash dividends when and as declared. East Penn Financial Corporation cannot provide any assurance whether, or at what rate, East Penn Financial Corporation will continue to pay dividends.




                           [INTENTIONALLY LEFT BLANK]

                               EXPLANATION OF THE
                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

         The following, in a question and answer format, constitutes a summary description of the East Penn Financial Corporation Dividend Reinvestment and Stock Purchase Plan. A complete copy of the plan follows. Those holders of East Penn Financial Corporation common stock who do not participate in the plan will continue to receive stock certificates, if and when stock dividends or stock splits are declared and checks for cash dividends.

General

1.   What is the purpose of the plan?

     The plan provides participants with a convenient method of investing cash dividends payable based upon their common stock and for making voluntary cash payments to purchase additional shares of common stock. In the event that additional shares are purchased directly from East Penn Financial Corporation under the plan, East Penn Financial Corporation will receive additional funds for its general corporate purposes. (See the Section entitled "USE OF PROCEEDS".) Each participant should recognize that neither East Penn Financial Corporation nor the plan administrator (See No. 3 below) can provide any assurance that shares purchased under the plan will, at any particular time, be worth more or less than their purchase price.

2.   What are the advantages of the plan?

     o The plan provides participants with the opportunity to make additional voluntary cash payments, within specified limits, to purchase additional shares of common stock, without the payment of any service charges or brokerage commissions.

     o Participants will obtain full investment use of funds, because the plan provides for fractional shares as well as whole shares to be credited to the participants' accounts. Fractional shares earn dividends just like whole shares when held in the plan account. (See No. 13 below.)

     o Participants may avoid cumbersome safekeeping and recordkeeping costs through the free custodial and reporting services furnished by the plan. Shares are held in "book entry" form and regular statements of account are provided by the plan administrator. (See Nos. 18, 19 and 25 below.)

     o Participants benefit because East Penn Financial Corporation pays much of the administrative costs of the plan. (See No. 17 below.)

3.   Who administers the plan for participants?

     Registrar and Transfer Company administers the plan. In this capacity, the plan administrator sends periodic statements of account to participants and performs other administrative duties relating to the plan. Shares purchased for a participant under the plan are held by the plan administrator and registered in its name. (See No. 19 below.)

     Any notices, questions or other communications relating to the plan should include the participant's account number and tax identification number and should be addressed to:

                   Registrar and Transfer Company
                   Attn: Dividend Reinvestment Plan Department
                   P.O. Box 664
                   Cranford, NJ 07016

     Participants who have questions regarding the plan also may contact the plan administrator at 1-800-368-5948 or via e-mail at info@rtco.com.

Participation

4.   Who is eligible to participate in the plan?

     Generally, record holders of common stock of East Penn Financial Corporation are eligible to participate in the plan. However, East Penn Financial Corporation may refuse to offer the plan to various shareholders of East Penn Financial Corporation as follows:

     o those who are residents of a state that may require registration, qualification or exemption of the common stock to be issued under the plan, or registration or qualification of East Penn Financial Corporation or any of its officers or employees as a broker, dealer, salesman or agent where the corporation determines, in its discretion, that the number of shareholders or number of shares held does not justify the expense of registration, fees, etc. in that state(s);

     o beneficial owners of shares of common stock whose shares are registered in names other than their own (for instance, in the name of a broker or nominee) may become shareholders of record by requesting their broker or nominee to transfer such shares into their own name or to request that the broker or nominee enroll in the Plan on their behalf; and

     o those shareholders who beneficially own 5% or more of East Penn Financial Corporation's outstanding common stock, as determined by the corporation, in its sole discretion.

     Subject to the limitations in the paragraph immediately above and without limiting the generality of this statement, participants in the plan may make voluntary cash payments of not less than $50.00 or more than $5,000.00 per quarter. (See No. 15 below.)

5.   How does an eligible shareholder become a participant in the plan?

     An eligible shareholder may join the plan at any time by completing and signing the authorization form included with the Prospectus and returning it to the plan administrator. A postage-paid envelope is provided, with the Prospectus, for that purpose. Additional authorization forms may be obtained, at any time, from the plan administrator. Authorization forms may be submitted at any time. However, a properly completed authorization form must be received at least 5 business days before a dividend record date in order for the dividends payable to shareholders of record on that date to be reinvested in East Penn Financial Corporation common stock under the plan.

     East Penn Financial Corporation's Board of Directors reserves the right to change dividend record and payment dates, if and when dividends are declared.

6. Must a shareholder enroll in the East Penn Financial Corporation plan if they previously enrolled in East Penn Bank's plan?

     No. If a shareholder previously enrolled in East Penn Bank's plan, that shareholder was automatically enrolled in East Penn Financial Corporation's plan.

7. Is a shareholder required to reinvest his or her dividends on all shares of common stock held in the plan in order to participate in the plan?

     Yes. All holders of record of East Penn Financial Corporation common stock are eligible to participate in the plan, except as discussed in No. 4 above. To participate in the plan, however, record holders of common stock must participate with respect to all shares of common stock that they hold in the plan and must arrange to have the dividends on all of those shares reinvested under the plan by completing the authorization form and sending the form to the plan administrator.

8. May a participant change the number of shares subject to the plan so as to reduce the number of shares subject to dividend reinvestment to some number representing less than all shares held?

     No. Shareholders may only participate in the plan with respect to all of their shares of common stock held in the plan.

Purchases

9.   How are shares of common stock acquired under the plan?

     Cash dividends payable on East Penn Financial Corporation common stock held by persons participating in the plan will be paid to the plan administrator. The plan administrator will pool these cash dividends together with all voluntary cash payments received and, with respect to shares to be purchased on the open market, will transfer them to an independent purchasing agent, who will be a broker-dealer registered under the Securities Exchange Act of 1934 and may be a bank, trust company, brokerage firm, or other independent fiduciary, as selected by the plan administrator. Aside from transferring funds to the plan purchasing agent, neither East Penn Financial Corporation nor the plan administrator shall have any influence on the manner, methods, or timing of shares acquired in open market transactions. The plan purchasing agent will use the funds to purchase shares of East Penn Financial Corporation common stock on the open market for the plan accounts of the participants. Alternatively, the plan administrator may, if so directed by East Penn Financial Corporation, acquire shares directly from East Penn Financial Corporation, or pursuant to negotiated transactions. A combination of the foregoing methods may be used, as East Penn Financial Corporation directs. In any event, each participant's account will be credited with a pro rata share of the purchased shares.

10.  When will shares of common stock be purchased under the plan?

     All dividends will be used to purchase common stock as soon as reasonably possible after the applicable dividend payment date, but not more than 30 days after the dividend payment date.

     Voluntary cash payments will be accepted for investment, and will be invested, only in connection with the end of a calendar quarter. For purposes of the plan, the corporation's calendar quarters end on the last business day of March, June, September, and December. Because participants will not be credited with interest on their voluntary cash payments prior to investment and because the plan administrator is prohibited from holding voluntary cash payments for extended periods of time prior to investing them, participants are strongly encouraged to submit their voluntary cash payments as near as possible to the end of a calendar quarter. For investment of a voluntary cash payment to occur on a particular investment date, the voluntary cash payment must be received by the plan administrator no later than 5 days prior to the end of a calendar quarter, allowing adequate time for the checks to clear prior to the quarter end.

     Purchases of common stock in the open market or in negotiated transactions may occur over one or more trading days.

11.  At what price will shares of common stock be purchased under the plan?

     For purchases of shares of common stock in the open market, or in negotiated transactions, the purchase price will be the fair market value of the common stock as of the investment date. The investment date is defined in the plan as the day during a month on which a dividend is payable, and in any other month, the 15th day of that month, or in any case, if that day is not a business day on which securities are traded, then the next following business day on which securities are traded. The purchase price of the common stock purchased under the plan in open market and/or in negotiated transactions will be the participant's pro rata share of the actual costs (excluding brokerage commissions, if any) incurred by the plan administrator for those purchases.

     For shares of common stock purchased from East Penn Financial Corporation, the purchase price will be the fair market value of the common stock, as of the applicable investment date. In the event of purchases of common stock from East Penn Financial Corporation and in the open market and/or negotiated transactions, the purchase price per share of common stock to be charged to each participant will be based on the weighted averages of the prices of all shares purchased. Each participant's account will be credited with the number of whole and fractional shares calculated to 4 decimal places, equal to the amount to be invested for the participant divided by the applicable purchase price.

     If the common stock is listed on an established organized stock exchange, the fair market value will be the closing price per share for the common stock on that stock exchange on the applicable date or, if no sale of the common stock occurred on that stock exchange on that date, the closing price per share for the common stock on that exchange on the next day on which a sale of common stock occurred. If the common stock is not listed on an established exchange but is listed in the National Market System of the National Association of Securities Dealers Automated Quotation System (NASDAQ/NMS), the fair market value will be the average of the highest and lowest trading prices per share for the common stock on the applicable date or, if no trade of the common stock occurred in the National Market System on that date, the average of the highest and lowest trading prices per share for the common stock on the next day on which the common stock was traded in the National Market System. If the common stock is not listed on an established stock exchange or in the NASDAQ/NMS but is quoted on a system maintained by the National Association of Securities Dealers, Inc. (NASD), the fair market value will be the average of the closing dealer bid and asked prices per share for the common stock quoted on that system on the applicable date or, if no bid and asked prices are quoted on that system on that date, the average of the closing dealer bid and asked prices for the common stock quoted on that system on the most recent previous day on which prices were so quoted. If the common stock is not listed on an established stock exchange or in the NASDAQ/NMS, or quoted in a system maintained by the NASD, the fair market value will be the average of the lowest bid and highest asked prices per share for the common stock quoted on the applicable date by one or more brokerage firms selected by the plan administrator which then make a market in the common stock or, in the absence of any bid and asked prices quoted on that date, the quoted per share price (or average of the quoted per share prices, if several), whether bid or asked, for the common stock reported on that date or, failing this, on the most recent previous date on which quotes are available.

12.  How many shares of common stock will be purchased for participants?

     The number of shares purchased for each participant will depend on the amount of dividends to be reinvested in a participant's account, the amount of any voluntary cash payments and the applicable purchase price of the common stock (See No. 11 above). Each participant's account will be credited with that number of shares, including any fractional interest computed to 4 decimal places, equal to the total amount to be invested divided by the applicable purchase price as described in No. 10 above.

13. Will dividends on shares held in a participant's account be used to purchase additional shares under the plan?

     Yes. If and when East Penn Financial Corporation declares cash and/or stock dividends or stock splits, to the record holders of shares of its common stock, the plan administrator will credit each participant's account with those dividends and/or stock splits, and all dividends and/or stock splits will be automatically reinvested in additional shares of common stock, thereby compounding each participant's investment. Fractional shares held under the plan for a participant's account will receive dividends in the same way as a whole share, but in proportion to the size of the fractional share.

Voluntary Cash Payments

14.  Who is eligible to make voluntary cash payments?

     All participants, in accordance with the provisions of the plan, may also elect to make voluntary cash payments.

15.  What are the limitations on voluntary cash payments?

     Participants are strongly encouraged to submit any voluntary cash payments as near as possible to the end of the applicable calendar quarter (See No. 10 above). No interest will be paid on optional cash payments pending investment. Voluntary payments received too early or too late will be returned to participants.

     Voluntary cash payments may not be less than $50.00 or more than $5,000.00 per quarter. East Penn Financial Corporation reserves the right, in its sole discretion, to determine whether voluntary cash payments are made on behalf of an eligible participant.

16.  How does the voluntary cash payment option work?

     A voluntary cash payment may be made by enclosing a personal check drawn on a U.S. bank or a U.S. bank issued official check or cashiers check with the executed authorization form (for new participants) or by forwarding a personal check drawn on a U.S. bank or a U.S. bank issued official check or cashiers check to the plan administrator with a payment form that will accompany each statement of account. Checks should be made payable to "Registrar and Transfer Company" and should include the participant's account number and taxpayer identification number. Additional payment forms may be obtained from the plan administrator.

     Any voluntary cash payment received by the plan administrator within the period, described in Nos. 10 and 15 above, will be applied to the purchase of shares of common stock on the following investment date at a price determined in accordance with the provisions of the plan. No interest will be paid on voluntary cash payments held by the plan administrator prior to the respective investment date.

Costs

17. Are there any expenses to participants in connection with purchases under
the plan?                                                     ---------

     No. Participants are not obligated to pay any brokerage commissions or other charges with respect to purchases of common stock under the plan.
                              ---------

     A participant who requests that the plan administrator sell shares of common stock held in the participant's account in the plan incurs a $15.00 service fee, and any brokerage fees incurred in connection with the sale. If a participant pays the fee in advance when notice of sale is made, then the fee will not be deducted from the proceeds of the sale (See Nos. 21 and 23 below).

Reports to Participants

18.  What kind of reports are sent to participants in the plan?

     The plan administrator maintains a separate account for each participant. Each participant in the plan receives a statement of account subsequent to each dividend payment date describing cash dividends, stock dividends, stock splits, the number of shares purchased, the amount of voluntary cash payments made by the participant, the price per share, and total shares accumulated under the plan. These statements provide a continuing record of the dates and costs of purchases and should be retained for income tax purposes. In addition, participants receive East Penn Financial Corporation's annual reports to shareholders, notices of shareholder meetings, proxy statements, and Internal Revenue Service information for reporting dividends paid and commission expenses paid on their behalf.

Certificates for Shares

19. Will certificates be issued for shares of common stock purchased or acquired under the plan?

     No. The custodial, or "book entry" method of holding shares is a safekeeping feature that protects against loss, theft, or destruction of stock certificates. It is also a more economical way for the plan administrator to administer the plan. Certificates for shares purchased or acquired pursuant to a stock dividend or stock split for a participant's account under the plan will not be issued unless the participant:

     o specifically requests in writing that the certificates be issued and includes the payment of a service fee of $10.00 to the plan administrator; or
     o requests that the shares be sold on his or her behalf in which case a service fee of $15.00 plus applicable fees pursuant to the plan.

Withdrawal of Shares in Plan Accounts

20.  How may a participant withdraw shares purchased under the plan?

     A participant may withdraw from participation in the plan all of the whole shares of common stock credited to his or her account by submitting written notification to the plan administrator at the address shown in No. 3 above. Whole shares of common stock withdrawn from the plan will be issued through a certificate in the name of the participant and dividends will no longer be reinvested. Any notice of withdrawal received from a participant less than 5 business days before a dividend record date will not be effective until the participant's dividends paid on that date have been reinvested and the shares credited to the participant's account. There is no withdrawal fee payable by the participant, except when shares are sold or issued pursuant to the termination or withdrawal request. Any fractional interest withdrawn will be liquidated by the plan administrator on the basis of the then current fair market value of the common stock and a check issued for the proceeds thereof. In no case will certificates representing a fractional interest be issued. If the participant withdraws a portion of his or her shares held in the plan and does not sell the withdrawn shares, the participant will be deemed to have terminated his or her participation in the plan because a shareholder may only participate in the plan with respect to all of his or her shares of common stock and not a portion of those shares.

21.  May a participant elect to have the withdrawn shares sold?

     Yes. Participants may request the plan administrator to sell the shares withdrawn from the plan. The request to sell received from a participant less than 5 business days before a dividend record date will not be effective until the participant's dividends paid on that date have been reinvested and the shares credited to the participant's account. Participants should specify in their written notification of withdrawal if the plan administrator is to cause the sale of the withdrawn shares.

     The plan administrator will direct the plan purchasing agent to execute a sale order providing for the sale of shares, within 30 days of receipt of the notice, and to deliver to the participant a check for the proceeds of the sale, less: any brokerage commissions; a $15.00 service fee; applicable withholding taxes; and transfer taxes (if any) incurred in connection with the sale. A request for shares to be sold must be signed by all persons in whose names the account appears, with signatures guaranteed.

     Any fractional interest withdrawn will be liquidated by the plan administrator on the basis of the then current market value of the common stock and a check issued for the proceeds thereof. In no case will certificates representing a fractional interest be issued.

     Participants who withdraw all of the whole and fractional shares from their accounts will be treated as having terminated participation in the plan and will incur the $15.00 service fee to execute a sale order (plus applicable brokerage commissions, withholding taxes and transfer taxes (if any)). Alternatively, participants may have the shares of common stock issued to them in which case they would incur a $10.00 service fee. See No. 23 below.

Discontinuation of Dividend Reinvestment

22.  How does a participant discontinue participation under the plan?

     Participants may terminate their participation in the plan at any time by sending written notice to the plan administrator. When a participant terminates his or her participation in the plan, the plan administrator will deliver to the participant a certificate for whole shares credited to the participant's account under the plan, and a check representing:

     o any uninvested dividends held by the plan administrator for the participant under the plan, and;

     o the value of any fractional share based on the then current fair market value per share of East Penn Financial Corporation common stock. Any notice of termination received less than 5 business days prior to a dividend record date will not be effective until dividends paid for the record date have been reinvested and the shares (whole or fractional) credited to the participant's account.

          A $10.00 service fee will be incurred by participants to have certificates issued to them.

23.  May a participant request shares to be sold when terminating participation?

     Yes. The request should be in writing for all of the whole shares to be sold. Each person in whose name the plan account appears must sign any request. On receipt of the request, the plan administrator will direct the plan purchasing agent to proceed in the same manner as set forth in No. 21 above. A check will be issued in lieu of the issuance of any fractional share based on the then current fair market value per share of East Penn Financial Corporation common stock. There is a $15.00 service fee (in addition to any broker commissions, if applicable) for any participant who requests the plan administrator to sell the shares held in the participant's account. Alternatively, participants who wish to withdraw from the plan may do so and have shares issued to them. See No. 22 above.

Safekeeping Service

24. Can a participant send certificates representing his or her shares of common stock to the plan administrator for safekeeping?

     A plan participant can deposit certificates representing shares of common stock for safekeeping by the plan administrator in the participant's plan account only if dividends on the deposited shares will be reinvested under the plan. No fee will be charged with respect to shares of common stock deposited for safekeeping.

     A plan participant desiring to deposit certificates into the plan should check the appropriate box on the authorization form and mail the certificates, along with the authorization form to the plan administrator at the address set forth in Question 3. Delivery of certificates is at the risk of the shareholder and, for delivery by mail, East Penn Financial Corporation recommends that shareholders insure the certificates for 1.5% of their current market value when mailing them. This is the amount that is usually charged for surety protection should certificates become lost in the mail. The certificates should not be endorsed. The receipt of any shares of common stock delivered for safekeeping will be shown on your next plan account statement.

Federal Income Tax Information

25.  What are the federal income tax consequences of participation in the plan?

     For federal income tax purposes, a participant in the plan will be treated as having received, on the dividend payment date, the full amount of dividends allocable to the participant, regardless of whether the dividends are actually paid in cash, withheld for the payment of taxes, or invested in additional shares of common stock pursuant to the plan. Additionally, the participant will be deemed to have received taxable income in the amount of commissions and other brokerage expenses paid in purchasing shares on the participant's behalf. The per share tax basis of shares acquired for a participant under the plan will be the price per share reported on the periodic statement of account supplied to each participant after each applicable investment date, adjusted to include the amount of commissions and other brokerage expenses paid on behalf of the participant, as reported in the Internal Revenue Service information referred to in No. 18 above.

     The holding period for shares acquired pursuant to the plan will begin on the day after the date the shares are acquired for a participant's account. When a participant is subject to federal income tax withholding on dividends, and when foreign participants' taxable income under the plan is subject to federal income tax withholding, dividends will be reinvested net of the amount of tax withheld under applicable law.

     East Penn Financial Corporation believes that participants will not realize any taxable income upon receipt of certificates for whole shares credited to their account, either upon the withdrawal of shares from the plan or upon termination of participation in the plan. A participant who sells or exchanges shares previously received from the plan, or who directs the plan administrator to sell his or her plan shares, may, however, recognize gain or loss. A participant will also likely be required to recognize gain or loss upon the receipt of a cash payment for a fractional share credited to the participant's account upon withdrawal of shares from the plan. The amount of gain or loss in either case will be the difference between the amount the participant receives for the plan shares or fractional share and the participant's tax basis in those shares or fractional share.

     Participants who purchase common stock under the plan with voluntary cash payments should not be required to recognize income in connection with those purchases. The tax basis of shares purchased under these circumstances will be equal to the purchase price as adjusted for the amount of commission expenses paid on behalf of the participants. The holding period for those shares will commence on the day after the shares are acquired.

     Dividends reinvested under the plan by corporate shareholders may be eligible for the dividends-received deduction.

     The foregoing summary is based upon an interpretation of current federal income tax laws, and assumes that dividends paid by East Penn Financial Corporation will be from its earnings and profits.

     Participants should consult their own tax advisors to determine particular tax consequences, including state tax consequences, which may result from participation in the plan, and any subsequent disposal of shares acquired pursuant to the plan.

Other Information

26. What happens if East Penn Financial Corporation declares a stock dividend or a stock split?

     The common stock in a participant's account will be adjusted to give effect to the stock dividend or stock split. In that event, the number of shares available for issuance under the plan shall likewise be adjusted. Participants will not receive certificates for their plan shares unless requested. This protects against loss, theft or destruction of stock certificates and reduces East Penn Financial Corporation's administrative costs associated with the plan.

27. How will the shares credited to a participant's account be voted at a meeting of shareholders?

     Participants will receive a proxy that will enable them to vote whole shares and fractional interests registered in their name and will enable them to direct the plan administrator how to vote whole shares and fractional interests credited to their plan account. Shares held by the plan administrator for the account of a participant who does not properly return a proxy will not be voted. Participants will vote shares registered in their own names directly, or by proxy, as they have in the past.

28. What are the responsibilities and liabilities of East Penn Financial Corporation and the plan administrator?

     East Penn Financial Corporation and the plan administrator shall not be liable for any act taken in good faith or for any good faith omission to act, including without limitation, any claims of liability:

     o arising out of failure to terminate a participant's account upon his or her death;

     o with respect to the prices at which shares of East Penn Financial Corporation common stock are purchased or sold, the times when or the manner in which those purchases or sales are made, the decision whether to purchase shares of common stock on the open market or from East Penn Financial Corporation, fluctuations in the market value of the common stock; and

     o    any matters relating to the operation or management of the plan.

     All transactions in connection with the plan will be governed by the laws of the Commonwealth of Pennsylvania.

29.  May the plan be modified or discontinued?

     Yes. The Board of Directors of East Penn Financial Corporation, in its discretion, may modify, suspend, or terminate the plan at any time and will endeavor to promptly notify participants of any suspension, termination, or modification. The Board of Directors of East Penn Financial Corporation may terminate, for whatever reason, at any time, as it may determine, in its sole discretion, a participant's participation in the plan, after mailing a notice of intention to terminate to the participant at the address as it appears on the plan administrator's records.

30.  May participants pledge shares held in their account under the plan?

     No. Shares credited to a participant's account under the plan may not be pledged or assigned, nor may any rights or interests under the plan be transferred, pledged or assigned, and any purported pledge, assignment or transfer shall be void. Participants who wish to pledge or assign their shares held under the plan must withdraw those shares from the plan, which will terminate their participation in the plan.

                         EAST PENN FINANCIAL CORPORATION
                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
                  ---------------------------------------------

1.   PURPOSE

     The purpose of this Dividend Reinvestment and Stock Purchase Plan is to provide the holders of record of the Common Stock, par value $0.625 per share, of East Penn Financial Corporation with a convenient method to invest cash and stock dividends payable with respect to the Common Stock and to make voluntary cash payments for the purchase of additional shares of Common Stock, and to provide for safekeeping of stock certificates when shares are distributable to Plan Participants, all as hereinafter provided.

2.   DEFINITIONS

     For purposes of this Plan:

     (a) "Account" shall mean the account held by the Plan Administrator for a Participant to which his or her Plan Shares are credited.

     (b) "Authorization Form" shall mean the form or other document, as prescribed by the Plan Administrator and as amended from time to time, used to evidence an election by an eligible shareholder of the Corporation to participate in the Plan.

     (c) "Common Stock" shall mean the Common Stock of the Corporation, having a par value of $0.625 per share.

     (d)  "Corporation" shall mean East Penn Financial Corporation.

     (e)  "Bank" shall mean East Penn Bank.

     (f) "Dividend" shall mean a dividend payable by the Corporation in cash or shares with respect to the Common Stock.

     (g) "Fair Market Value" shall mean the value of a share of Common Stock as of the applicable date as determined by the Plan Administrator as follows:

          (i) If the Common Stock is listed on an established organized stock exchange, the fair market value shall be the closing price per share for the Common Stock on such stock exchange on the applicable date or, if no sale of the Common Stock occurred on such stock exchange on that date, the closing price per share for the Common Stock on such stock exchange on the next day on which a sale of Common Stock occurred.

          (ii) If the Common Stock is not listed on an established stock exchange but is listed in the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ/NMS"), the fair market value shall be the average of the highest and lowest trading prices per share for the Common Stock on the applicable date or, if no trade of the Common Stock occurred in said NASDAQ/NMS on that date, the average of the highest and lowest trading prices per share for the Common Stock on the next day on which the Common Stock was traded in said NASDAQ/NMS.

         (iii) If the Common Stock is not listed on an established stock exchange or in the NASDAQ/NMS but is quoted on a system maintained by the National Association of Securities Dealers, Inc. ("NASD"), the Fair Market Value shall be the average of the closing dealer bid and asked prices per share for the Common Stock quoted on such system on the applicable date or, if no such bid and asked prices are quoted on such system on that date, the average of the closing dealer bid and asked prices per share for the Common Stock quoted on such system on the most recent previous day on which such prices were quoted.

          (iv) If the Common Stock is not listed on an established stock exchange or in the NASDAQ/NMS, or quoted on a system maintained by the NASD, the fair market value shall be the average of the lowest bid and highest asked prices per share for the Common Stock quoted on the applicable date by one or more brokerage firms selected by the Plan Administrator which then make a market in the Common Stock or, in the absence of any such bid and asked prices quoted on such date, the quoted per share price (or average of the quoted per share prices, if several), whether bid or asked, for the Common Stock reported on the applicable date or, failing this, on the most recent previous date on which such quotes are available.

     (h) "Investment Date" shall mean the day during a month on which a Dividend is payable, and in any other month, the fifteenth (15th) day of such month, or if in any case, such day is not a business day on which securities are traded, then the next following business day on which securities are traded.

     (i)  "Participant" shall mean a shareholder of record of the Corporation
                                     ---------------------
          who is participating in the Plan.

     (j) "Plan" shall mean this Dividend Reinvestment and Stock Purchase Plan, as amended from time to time.

     (k) "Plan Administrator" shall mean such administrator as the Board of Directors of the Corporation may, in its sole discretion, from time to time, select.

     (l) "Plan Purchasing Agent" shall mean an entity registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, which entity may be a bank, trust company, brokerage firm or other independent fiduciary institution selected by the Plan Administrator for purposes of purchasing shares, in the open market, on behalf of the Plan. The Board of Directors of the Corporation reserves the right to select a new Plan Purchasing Agent at any time.

     (m) "Plan Shares" shall mean the shares of Common Stock, whole and fractional, that are held by the Plan Administrator for the benefit of the Participants under the Plan.

     (n) "Termination Date" shall mean the date on which a Participant's notice to terminate participation in the Plan is received by the Plan Administrator.

3.   ADMINISTRATION

     The Plan Administrator shall administer the Plan. All Plan Shares will be registered in the name of the Plan Administrator, or its nominee, as agent for the Participants and will be credited to the respective accounts of the Participants.

4.   PARTICIPATION

     All holders of record of Common Stock are and shall be, and all Participants shall be eligible to participate in the Plan, except as otherwise determined, from time to time, by the Corporation. Without limiting the foregoing, the Corporation may refuse to offer the Plan to shareholders residing in any state that requires (i) the registration or qualification of the Common Stock to be issued pursuant to the Plan, or exempt therefrom, or (ii) the registration or qualification of the Corporation or the Plan Administrator, or any of their respective officers or employees, as a broker, dealer, salesman or agent. Beneficial owners of shares of Common Stock whose shares are registered in names other than their own (for instance, in the name of a broker or nominee) may become shareholders of record by requesting their broker or nominee to transfer such shares into their own name or to request that the broker or nominee enroll in the Plan on their behalf. Also, persons who beneficially own five percent (5%) or more of the Common Stock are prohibited from enrolling in the Plan unless so permitted by majority vote of the Corporation's full Board of Directors. Participants who become beneficial owners of five percent (5%) or more of the Common Stock, as determined by the Corporation, in its sole discretion, will be terminated from further participation in the Plan upon achieving such ownership status. For purposes of the Plan, "Beneficial Ownership" shall be determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the Securities and Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power, or has the right to acquire beneficial ownership within 60 days of the proposed transaction. Beneficial ownership may be disclaimed as to certain of the securities.

5.   ENROLLMENT

     Any eligible shareholder of record of the Corporation may enroll in the Plan at any time by completing and signing an authorization form and returning it to the Plan Administrator. If an authorization form requesting reinvestment of Dividends is received by the Plan Administrator at least five (5) business days before the record date established for a particular Dividend, reinvestment will commence with that Dividend. If an authorization form is received from a shareholder less than five (5) business days before the record date established for that particular Dividend, the reinvestment of Dividends will begin with the payment of Dividends following the next Dividend record date if at that time the shareholder is still a record holder of Common Stock. A shareholder who previously enrolled in the Bank's dividend reinvestment and stock purchase plan is automatically enrolled in the Plan.

     A record holder of Common Stock may participate in the Plan only with respect to all of his or her Common Stock held in the Plan, and may not participate in the Plan with respect to less than all of his or her shares of Common Stock, held by the Participant of record in his or her plan account.

6.   VOLUNTARY CASH PAYMENTS

     Any eligible shareholder of record who is enrolled in the Plan and who is eligible to participate in accordance with the provisions of the Plan may also elect to make voluntary cash payments by enclosing a personal check drawn on a U.S. bank or a U.S. bank issued official check or cashiers check with the executed authorization form (for new Participants) or by forwarding a personal check drawn on a U.S. bank or a U.S. bank issued official check or cashiers check to the Plan Administrator with a payment form that will accompany each statement of account. Checks shall be made payable to "Registrar and Transfer Company," and should include the Participant's account number and taxpayer identification number. The amount of such voluntary cash payments may not be less than fifty dollars ($50.00) or total more than five thousand dollars ($5,000.00) per quarter. The Corporation reserves the right, in its sole discretion, to determine whether voluntary cash payments are made on behalf of an eligible Participant. Voluntary cash payments will be accepted for investment, and will be invested, only in connection with the end of a calendar quarter. For purposes of the Plan, the Corporation's calendar quarters end on the last business day of March, June, September, and December. Because Participants will not be credited with interest on their voluntary cash payments prior to investment and because the Plan Administrator is prohibited from holding such voluntary cash payments for extended periods of time prior to investing them, Participants must submit their voluntary cash payments as near as possible to the end of the respective calendar quarter, but at least five (5) days prior to such date. For investment of a voluntary cash payment to occur on a particular investment date, the voluntary cash payment must be received by the Plan Administrator no later than five (5) days prior to the corresponding end of the calendar quarter, allowing adequate time for the checks to clear prior to the corresponding Dividend payment date.

7.   PURCHASES

     On each date that Dividends are payable, the Corporation will pay to the Plan Administrator the Dividends payable with respect to the Common Stock of the participants, including their Plan shares. As of each Investment Date, the Plan Administrator will use the amount of the available Dividends so received from the Corporation, together with voluntary cash payments received from Participants, to purchase Common Stock for the accounts of the Participants. The Plan Administrator shall either: (i) purchase Common Stock from the Corporation;
(ii) direct the Plan Purchasing Agent to purchase the Common Stock in the open market; (iii) arrange for the purchase of Common Stock in negotiated transactions; or (iv) employ a combination of the foregoing, as directed from time to time by the Corporation. Common Stock purchased from the Corporation will be its authorized but unissued shares of Common Stock or issued, but not outstanding, shares of Common Stock.

     Purchases of Common Stock from the Corporation under the Plan shall be made as soon as reasonably possible after the Investment Date, but not more than thirty (30) days after such date. Open market purchases of Common Stock under the Plan will be made by the Plan Purchasing Agent on or as soon as reasonably possible after each Investment Date, but not more than thirty (30) days after such date. Neither the Corporation nor the Plan Administrator will exercise discretion or control over the methods or timing of purchases made by the Plan Purchasing Agent pursuant to the Plan. If any Common Stock is purchased in the open market and/or in negotiated transactions, no Common Stock will be allocated to a Participant's account until all Common Stock has been purchased for all Participants that month, whether from the Corporation, in the open market, or in negotiated transactions.

     The purchase price of Common Stock purchased from the Corporation under the Plan shall be the fair market value of the Common Stock as of the Investment Date. The purchase price of Common Stock purchased under the Plan in the open market and/or in negotiated transactions will be the Participant's pro rata share of the actual costs, excluding any brokerage commissions, incurred by the Plan Administrator for such purchases. In the event of purchases of Common Stock from the Corporation and in the open market and/or in negotiated transactions, the purchase price per share of Common Stock to be charged to each Participant will be based upon the weighted averages of the prices of all shares purchased. Each Participant's account will be credited with the number of whole and fractional shares of Common Stock, calculated to four (4) decimal places, equal to the amount to be invested for the Participant divided by the applicable purchase price.

8.   DIVIDENDS ON PLAN SHARES

     As the record holder of the Plan Shares held in Participants' accounts under the Plan, the Plan Administrator will receive Dividends payable with respect to all Plan Shares held on each Dividend record date, will credit such Dividends to Participants' accounts on the basis of the Plan Shares held in each account, and will reinvest such Dividends in Common Stock under the Plan.

9.   COSTS

     The Corporation will pay all costs of administration of the Plan and service charges except as otherwise provided. No brokerage fees will be charged to Participants in connection with the purchase of Common Stock. Participants will be charged the full actual cost, including any brokerage commissions, of all shares of Common Stock sold on their behalf pursuant to the Plan. A Participant who requests that the Plan Administrator sell shares of Common Stock held in the Participant's account in the Plan will incur a service fee, in addition to any brokerage fees incurred in connection with such sale. If the fee is paid in advance when notice of sale is made, then the fee will not be deducted from the proceeds of the sale. A service fee will be charged to Participants who request that the share certificates be issued to them in lieu of their Plan Shares being held in book entry form. If such fee is not paid in advance when the withdrawal or termination is requested, the fee will be deducted from the Participant's account.

10.  REPORTS TO PARTICIPANTS

     As soon as practicable after each Investment Date, the Plan Administrator will mail to each Participant for whose account a transaction has occurred under the Plan, a statement showing:

     (a) the amount of Dividends applied for the Participant toward such investment;

     (b)  any taxes withheld;

     (c)  the net amount invested;

     (d)  the number of Plan Shares purchased;

     (e)  the price per share at which Plan Shares were purchased; and

     (f)  the total Plan Shares accumulated in the Participant's account.

     Each Participant will receive annually, information for the purpose of reporting his or her dividend income and other relevant information, including brokerage commissions and other expenses paid on the Participant's behalf, in accordance with applicable tax laws.

11.  VOTING OF PLAN SHARES

     The whole number of shares of Common Stock credited to the account of a Participant under the Plan will be voted at meetings of shareholders of the Corporation by the Plan Administrator, as record holder, in accordance with the instructions of the Participant, as delivered by the Participant, as and when prescribed by the Corporation or the Plan Administrator. In the absence of providing such instructions to the Plan Administrator, the Plan Shares of a Participant will not be voted.

12.  WITHDRAWAL OF PLAN SHARES

     Participants may withdraw all or a portion of the whole Plan Shares in their accounts by notifying the Plan Administrator in writing to that effect and specifying in the notice the number of Plan Shares to be withdrawn. Certificates for whole shares of Common Stock so withdrawn will be registered in the name of the Participant and issued to the Participant within thirty (30) days of the Plan Administrator's receipt of notice of withdrawal. Certificates for fractional shares of Common Stock will not be issued under any circumstance. In lieu of issuing certificates for fractional shares of Common Stock, any fractional interest withdrawn will be liquidated by the Plan Administrator on the basis of the then current market value of the Common Stock and a check issued for the proceeds thereof. Any notice of withdrawal from an account received less than five (5) business days prior to a Dividend record date will not be effective until Dividends paid on such record date with respect to the Plan Shares in the account have been reinvested in Common Stock under the Plan and such Common Stock has been credited to the Participant's account. There are no fees for withdrawing from the Plan, other than fees related to the issuance or sale of shares of Common Stock.

     Participants may request the Plan Administrator to sell the Plan Shares that are withdrawn from their accounts by specifying in the notice of withdrawal, the number of shares to be sold. The Plan Administrator will execute a sale order for such shares within thirty (30) days of receipt of the notice, and will deliver to the Participant a check for the proceeds of the sale, less any brokerage commissions, a service fee, and applicable withholding taxes and transfer taxes incurred in connection with the sale. A request for Plan Shares to be sold must be signed by each person in whose name the account appears, with signatures guaranteed.

     Any Plan Shares remaining in a Participant's account after withdrawal will continue to be held for the Participant by the Plan Administrator, and Dividends on such Plan Shares will continue to be reinvested under the Plan. A Participant who withdraws all of the Plan Shares in his or her account will be treated as having terminated participation in the Plan. A Participant who withdraws a portion of the Plan Shares from his or her account and who does not instruct the Plan Administrator to sell such shares, will effectively terminate participation in the Plan, unless such shares are sold by the Participant after they are withdrawn from his or her account. A holder of Common Stock may participate in the Plan only with respect to all of his or her Common Stock held in the Plan, and may not participate in the Plan with respect to less than all of his or her shares of Common Stock.

13.  TERMINATION OF PARTICIPATION

     A Participant may terminate participation in the Plan at any time by giving written notice thereof to the Plan Administrator in a form established by the Plan Administrator. The Board of Directors of the Corporation, in its sole discretion at any time, may send written notice to a Participant, with a copy sent to the Plan Administrator, by which the Participant's participation in the Plan is terminated; in any such case, the Participant shall be treated as if he or she has terminated participation in the Plan as of the date of mailing of such notice.

     Within thirty (30) days after the Termination Date, the Plan Administrator will deliver to the Participant: (a) a certificate for all whole Plan Shares held in the Participant's account, (b) a check representing any uninvested Dividends held by the Plan Administrator for the Participant, and (c) a check in lieu of the issuance of any fractional share of Common Stock credited to the Participant's account, equal to (i) the proceeds from the sale of such fractional share on the open market, less any brokerage commissions, a service fee to issue the shares of Common Stock and applicable withholding taxes and transfer taxes incurred, or (ii) the fractional share multiplied by the fair market value of the Common Stock as of the termination date, less a service fee to issue the shares of Common Stock. Any notice of Plan termination received from a Participant less than five (5) business days prior to a Dividend record date will not be effective until the Dividends paid on such record date with respect to the Plan Shares in the account have been reinvested in Common Stock under the Plan and such Common Stock has been credited to the Participant's account.

     In the alternative, a Participant may request in his or her notice of Plan termination delivered to the Plan Administrator, that all of the Plan Shares in the Participant's account be sold. A request for Plan Shares to be sold must be signed by all persons in whose names the account appears, with signatures guaranteed. If such a sale is requested, the Plan Administrator will direct the Plan Purchasing Agent to execute a sale order providing for the sale of such Plan Shares within thirty (30) days of its receipt of such request, and will also direct the Plan Purchasing Agent to deliver to the Participant a check for the proceeds of the sale, less any brokerage commissions, a service fee, and applicable withholding taxes and transfer taxes incurred.

14.  STOCK CERTIFICATES

     Unless a request is made in writing to the Plan Administrator which includes the payment of a service fee, Participants will not be issued certificates for shares held in custody by the Plan Administrator. Certificates will, however, be issued to Participants upon withdrawal of Plan Shares or upon termination of Participation in the Plan and will be registered in the name or names in which the Participant's account is maintained. If a Participant requests a certificate to be registered in a name other than that shown on the account, such request must be signed by all persons in whose names the account is registered, with signatures guaranteed, and be accompanied by such other documentation as the Plan Administrator may require.

     Participants may not pledge or assign Plan Shares credited to their accounts, or pledge, assign or transfer any of their rights or interests under the Plan, and any such purported pledge, assignment or transfer shall be void and of no force or effect.

15.  STOCK DIVIDENDS, SPLITS AND OFFERINGS

     Any shares of capital stock resulting from a stock dividend or stock split by the Corporation with respect to the Plan Shares of a Participant shall be added to the Participant's account with the Plan Administrator as additional Plan Shares. Stock dividends or shares resulting from a stock split that are distributable with respect to shares of Common Stock held of record in a Participant's name will be credited to the Participant's account and no stock certificates will be issued. This provides Plan Participants with a convenient and economical method of safe keeping of stock certificates.

     In the event of any change in the Common Stock held by the Plan Administrator under the Plan as a result of a stock split, reverse stock split, stock dividend or similar transaction, the number of Plan Shares shall be appropriately adjusted. Also, the total shares available for issuance pursuant to the Plan will be adjusted to reflect the stock split, stock dividend or similar transaction.

         In the event of any "rights" or similar offering by the Corporation of any of its capital stock, the Plan shares credited to a Participant's account shall be treated as shares of Common Stock held of record by the Participant in his or her name for purposes of such offering.

16.  INCOME TAX ASPECTS

     The reinvestment of Dividends does not relieve the Participant of any income tax which may be payable on such Dividends. The payment by the Corporation of service fees and brokerage commissions in connection with Dividend reinvestment is considered income to the Participant and reported as such to the Internal Revenue Service. If a Participant is subject to United States backup withholding tax on Dividends, the amount of the tax to be withheld will be deducted from the amount of the Dividends and only the reduced amount will be reinvested in Common Stock. Statements of account for these Participants indicate the amount withheld. At year end, the Plan Administrator provides each Participant with summary information for tax purposes at no charge to the Participant. (See Paragraph 10, above.)

17.  AMENDMENT, SUSPENSION OR TERMINATION OF PLAN

     The Board of Directors of the Corporation may amend, supplement, suspend, modify or terminate the Plan at any time without the approval of the Participants. The Board of Directors of the Corporation shall endeavor to promptly send to Participants notice of any suspension, termination or material amendment of the Plan. Participants shall in all events have the right to withdraw from the Plan. Any such suspension, termination or material amendment of the Plan shall not become effective until thirty (30) days after notice is mailed to the Participants.

18.  INTERPRETATION OF PLAN

     The Plan, the authorization form, and the Participants' accounts shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, and applicable state and federal securities laws. Any question of interpretation arising under the Plan shall be determined by the Corporation pursuant to applicable state and federal law and the rules and regulations of all regulatory authorities, and such determination shall be final and binding upon all Participants and the Plan Administrator. The Corporation or, with its consent, the Plan Administrator, may adopt rules and regulations from time to time to facilitate the administration of the Plan. Where used in this Plan, the plural shall include the singular and, unless the context otherwise clearly requires, the singular shall include the plural. The captions of the various paragraphs contained in this Plan are for convenience only and shall not affect the interpretation or meaning of the provisions of the Plan.

19.  NO LIABILITY OF CORPORATION OR PLAN ADMINISTRATOR

     Neither the Corporation nor the Plan Administrator, nor their respective directors, officers or employees, shall be liable for any act taken in good faith or for any good faith omission to act, including without limitation, any claim of liability (a) arising out of failure to terminate a Participant's account upon such Participant's death, and (b) with respect to the prices at which shares of Common Stock are purchased or sold, the times when or the manner in which such purchases or sales are made, the decision whether to purchase shares of Common Stock on the open market or from the Corporation, fluctuations in the fair market value of the Common Stock, and (c) any matters relating to the operation or management of the Plan.

     The foregoing Plan was adopted by the Board of Directors of East Penn Financial Corporation on June 17, 2004 and is effective on June 23, 2004.

                        DESCRIPTION OF CAPITAL SECURITIES

     The authorized capital stock of East Penn Financial Corporation consists of 40 million shares of common stock, $0.625 par value, and 16 million shares of preferred stock, without par value. Except for the common stock issued in the reorganization, upon completion of the reorganization, no other shares of capital stock, common or preferred, will be issued or outstanding.

Common Stock

     Voting Rights. Each share of common stock entitles its holder to one vote on all matters upon which shareholders have the right to vote. The holders of common stock are not entitled to cumulate votes in the election of directors. Prior to the issuance of any preferred stock which possesses voting rights, the holders of common stock will possess exclusive voting rights in the holding company.

     Preemptive Rights. East Penn Financial Corporation's common stock does not carry preemptive subscription rights.

     Liquidation. In the event of liquidation, dissolution or winding up of East Penn Financial Corporation, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and after payment of preferred stock shareholders with liquidation priority, if any.

     Liability for Further Assessments. East Penn Financial Corporation will not subject shareholders to further assessments on their shares of common stock.

     Sinking Fund Provision. The common stock does not require that a separate capital reserve be maintained to pay shareholders with preferential rights for their investment in the event of liquidation or redemption. However, in the future, East Penn Financial Corporation may issue preferred shares that require such a fund, in which case legal restrictions may require the corporation to maintain the fund prior to paying dividends.

     Redemption or Conversion Rights. The holders of common stock do not have a right of redemption, which is the right to sell their shares back to East Penn Financial Corporation, nor do they have a right to convert their shares to other classes or series of stock, such as preferred stock.

     Dividends. Each shareholder is entitled to receive dividends that may be declared by the board of directors out of legally available funds. Dividends are dependent upon future earnings, financial condition, appropriate legal restrictions and other relevant factors.

     Under the Pennsylvania Business Corporation Law, East Penn Financial Corporation may not pay a dividend if afterwards:

     o the corporation would be unable to pay its debts as they become due, or

     o the corporation's total assets would be less than its total liabilities plus an amount needed to satisfy any preferential rights of shareholders.

     In order for East Penn Financial Corporation to pay a cash dividend to shareholders, East Penn Bank must first pay a dividend to East Penn Financial Corporation. As a result, certain legal restrictions on the East Penn Bank's dividend payments also affects East Penn Financial Corporation ability to pay dividends.

Stock Option Plans

     East Penn Bank instituted two stock option plans in 1999, which were adopted by the East Penn Financial Corporation pursuant to the holding company reorganization in July 2003. Under the 1999 Independent Directors Stock Option Plan independent directors may receive stock options. As of May 30, 2004, 67,000 options were granted to independent directors. Under the 1999 Stock Incentive Plan, key employees are eligible to receive stock options. As of May 30, 2004, 39,100 options were granted to employees. Shares issued under these plans may dilute the ownership interests and voting power of existing shareholders.

     1999 Independent Directors Stock Option Plan. East Penn Financial Corporation reserved 120,000 shares of common stock, as adjusted, for issuance under the Directors' Stock Option Plan. The purposes of this plan are:

     o to attract, retain and compensate, as directors of the corporation or its subsidiaries, highly qualified individuals, who are not executives or employees of East Penn Financial Corporation,

     o to more significantly align the interests of the members of the board of directors with those of the corporation's shareholders by underscoring their common interests,

     o to encourage directors to have a greater personal financial stake in the corporation through the ownership of East Penn Financial Corporation common stock, and

     o    to increase the long-term value of the corporation's stock.

          The directors' plan has the following significant terms:

     o Duration of Plan. The plan will terminate upon the earlier of the board's termination of the plan or ten years from the date the directors' plan was adopted by the East Penn Bank's board of directors, which occurred on April 25, 1999. The East Penn Bank's shareholders approved the plan at the 1999 Annual Meeting and it was adopted by East Penn Financial Corporation pursuant to the holding corporation reorganization in July 2003.

     o Shares Authorized. The corporation may issue up to 120,000 shares of common stock, as currently adjusted, under the plan. However, this number may be further adjusted from time to time due to stock splits, payments of stock dividends or other changes in the structure of the corporation's capital.

          Also, the shares under the plan may be exchanged for the securities of another entity, for example, if a merger occurs.

     o Eligible Participants, Annual Awards. Directors who are not employees of the corporation or its affiliates, "outside directors," are eligible to receive an annual award of 1,000 options under the plan.

     o Purchase Price. The purchase price of the corporation's common stock subject to a stock option is the fair market value on the date of the grant.

     o Term of Stock Options. No stock option is exercisable ten years after the date of the grant.

     o Vesting Periods. The corporation may grant stock options with varying vesting periods, but must provide for a minimum vesting period of six months from the date of the grant.

     o Change in Control Provisions. The directors' plan contains change in control provisions which would permit the options granted to become exercisable upon the occurrence of a change in control of the corporation as described in the plan.

     o Plan Administration. The entire board of directors or a committee comprised of two or more directors administers the directors' plan. It is possible for directors participating in the administration to receive awards under the plan. The body established to administer the directors' plan is vested with the authority and discretion to interpret the plan, and to make any rules or regulations pertaining to it. Any interpretations and decisions of the administrative body are final and binding.

     o Death of Director. In the event that an outside director ceases to be a member of the corporation's board or a board of any subsidiary for any reason other than death, the remaining portion of a participant's unexercised stock options shall terminate twelve months after the date of termination as a director, subject to the 10-year limitation on exercisability. In the event that a participant dies prior to the expiration of the participant's stock options, and without having fully exercised such stock options, the participant's legal representative shall have the right to exercise the stock options during their respective terms within 12 months after the termination as a director, subject to the 10-year limitation on exercisability.

     o Non-transferability. Except as otherwise provided by the board of directors, awards made to directors under the directors' plan are non-transferable other than by will or the laws of descent and distribution. During the director's lifetime, only the director may exercise his or her stock options granted under the plan, or, in the event of his or her death, a legal representative may exercise the options.

     o Capital Changes. The directors' plan provides that, if the corporation increases or decreases the number of its outstanding shares of common stock or changes, in any way, the rights and privileges of such shares through a merger, consolidation, stock dividend, stock split, reclassification or other recapitalization involving the corporation's common stock, then the corporation shall increase, decrease or change, in like manner, the numbers, price, term, rights and privileges of shares issuable under the plan.

     o Amendments. The board of directors may amend, suspend or terminate the plan at any time without shareholder approval, provided, however, that amendment of the directors' plan may not alter or impair any rights of a participant with respect to options previously granted under the plan.

     1999 Stock Incentive Plan. The corporation reserved 280,000 shares of common stock, as adjusted, for issuance under the stock incentive plan. The purposes of this plan are:

     o to advance the development, growth and financial condition of the corporation by providing incentives through participation in the appreciation of common stock of the corporation in order to secure, retain and motivate personnel responsible for the operation and management of the corporation and its subsidiaries;

     o to attract and retain individuals of outstanding ability as employees of the corporation;

     o to encourage employees to acquire a proprietary interest in the corporation; and

     o to encourage employees to continue their employment with the corporation and to render superior performance during such employment.

         The incentive plan has the following significant terms:

     o Duration of Plan. The incentive plan will terminate upon the earlier of the board's termination of the plan or ten years from the date the plan was adopted by East Penn Bank's board of directors, which occurred on April 25, 1999. The bank's shareholders approved the plan at the 1999 Annual Meeting and adopted by East Penn Financial Corporation pursuant to the holding company reorganization.

     o Shares Authorized. The corporation may issue up to 280,000 shares of common stock, as currently adjusted, under the plan. This number may be adjusted from time to time due to stock splits, payments of stock dividends or other changes in the structure of the corporation's capital. Also, the shares under the plan may be exchanged for the securities of another entity, for example, if a merger occurs.

     o Eligible Participants. Key officer and other employees of the corporation and its subsidiaries are eligible to receive an award under the incentive plan, as the committee administering the plan determines.

     o Awards. Awards made under the incentive plan may be in one or more of the following forms:

          o "Qualified Options" (Options to purchase stock intended to qualify as incentive stock options under Sections 421 and 422 of the Internal Revenue Code, which means that the plan participant will not recognize any taxable income on the exercise of the options);

          o    "Non-qualified Options" (Options which do not so qualify);

          o    "Stock Appreciation Rights" (SARS); and

          o    "Restricted Stock."

     o Purchase Price. The purchase price of corporation common stock subject to a qualified option will not be less than the fair market value of the stock at the time. The purchase price of corporation common stock subject to a non-qualified stock option will not be less than the stock's par value.

     o Term of Stock Options. No option is exercisable after ten years from the date of the grant.

     o Vesting Periods. The corporation may grant awards with varying vesting periods, but must provide for a minimum vesting period of six months from the date of the grant.

     o Change in Control Provisions. The incentive plan contains change in control provisions which would permit the awards granted to become exercisable upon the occurrence of a change in control of the corporation as described in the plan.

     o Plan Administration. The entire board of directors or a committee consisting of two or more non-employee directors administers the plan. It is possible for directors participating in the administration to receive awards under the plan. The body established to administer the plan is vested with the authority and discretion to interpret the plan, and to make any rules or regulations pertaining to it. Any interpretations and decisions of the administrative body are final and binding.

     o Termination of Employment. If a participant who was awarded a qualified option ceases to be employed by the corporation or any subsidiary for any reason other than death, the committee administering the plan may permit the recipient to exercise his or her option during its remaining term for a period of not more than three months. This period will be extended to a 12-month period if the employment cessation was due to the recipient's disability. If the recipient dies, the committee may permit the recipient's qualified personal representatives, or any persons who acquire the options under his or her will or the laws of descent and distribution, to exercise the qualified options during its remaining term for a period not to exceed 12 months after the recipient's death. If a recipient of a non-qualified option ceases to be eligible under the stock incentive plan before the option lapses or before it is fully exercised, the committee may permit the recipient to exercise the option during its remaining term, to the extent that the option was then and remains exercisable. If a participant holding a SAR, before its lapse or full exercise, ceases to be eligible under the plan, the committee may permit the participant to exercise the SAR during its remaining term, to the extent that the SAR was then and remains exercisable, for such time period and under such terms and conditions as the committee prescribes. If a participant holding restricted stock prior to the lapse of any restrictions, conditions or terms ceases to be employed by the corporation or any subsidiary, then all of the participants restricted stock subject to unexpired restrictions, conditions or terms will be forfeited by the participant to the corporation.

     o Non-transferability. Except as otherwise provided by the board of directors or committee administering the plan, awards under the incentive plan are non-transferable other than by will or the laws of descent and distribution. Each written agreement for an award under the plan may require as a condition to exercising an award that the participant agree prior to selling, transferring or otherwise disposing of any shares of stock obtained through the exercise of the award to first offer such shares of stock to the corporation for purchase.

     o Capital Changes. The incentive plan provides that, if the corporation increases or decreases the number of its outstanding shares of common stock or changes, in any way, the rights and privileges of such shares through a merger, consolidation, stock dividend, stock split, reclassification or other recapitalization involving the bank's common stock, then the corporation shall increase, decrease or change, in like manner, the numbers, rights and privileges of shares issuable under the plan.

     o Amendments. The board of directors may amend, suspend or terminate the plan at any time without shareholder approval, provided, however, that amendment or termination of the incentive plan may not without the consent of the participants, alter or impair any right of a participant with respect to awards previously granted under the plan.

Preferred Stock

     East Penn Financial Corporation's articles of incorporation authorize the board of directors to approve the issuance of preferred stock, without prior shareholder approval. The board will determine the rights, qualifications, limitations and restrictions on each series of preferred stock at the time of issuance and may include, among other things, rights to participating dividends, voting rights and convertibility into shares of common stock. East Penn Financial Corporation may issue shares of preferred stock with dividend, redemption, voting and liquidation rights taking priority over the common stock. The board may also grant preferred shareholders the right to convert their shares of preferred stock into shares of common stock. Provisions granting directors this type of authority are known as "blank check" provisions.

     Voting Rights. The board will determine the voting rights of preferred shareholders upon the issuance of these shares. The issuance of preferred stock with voting rights would dilute the voting power of common stock shareholders.

     Preemptive Rights. East Penn Financial Corporation's preferred stock does not carry preemptive subscription rights.

     Liquidation. The board will determine the specific liquidation rights of preferred shareholders upon the issuance of these shares. In the event of liquidation, dissolution or winding up of East Penn Financial Corporation, the holders of preferred stock will likely rank prior to the holders of common stock for the right to share ratably in all assets remaining after payment of liabilities. The board may issue several series of preferred stock with different rankings with respect to liquidation rights.

     Liability for Further Assessments. East Penn Financial Corporation will not subject shareholders to further assessments on their shares of preferred stock, if issued.

     Sinking Fund Provision. East Penn Financial Corporation may require that a separate capital reserve be maintained to pay shareholders with preferential rights for their investment in the event of liquidation or redemption. Pennsylvania corporate law would require East Penn Financial Corporation to maintain this fund prior to paying dividends.

     Redemption or Conversion Rights. Upon the issuance of preferred stock, the board of directors will determine shareholders' right of redemption, which is the right to sell shares back to East Penn Financial Corporation. The board will also determine whether to grant conversation rights, which would permit the preferred stock shareholders to convert their shares to common stock at a prescribed ratio.

     Dividends. Upon issuance, the board of directors will determine any rights of the shareholders of a particular series of preferred stock to receive dividends. The right to receive dividends may be cumulative or non-cumulative. The same legal restrictions which apply to dividends payable on shares of common stock apply to dividends payable on shares of preferred stock. See "Description of Capital Securities - Common Stock - Dividends" above.

Issuance of Additional Securities

     East Penn Financial Corporation has authorized common stock and preferred stock substantially in excess of the number of shares of common stock that it will issue in connection with the reorganization. As a result, we will have the flexibility to raise additional capital and to make acquisitions through the issuance of East Penn Financial Corporation's common stock or preferred stock without prior approval by East Penn Financial Corporation's shareholders unless the law otherwise requires approval of a transaction. Issuance of these shares could dilute the book value per share and the voting power of the prior shareholders because East Penn Financial Corporation has the right to issue new shares without first offering the shares to shareholders in proportion to their current ownership percentages. Further, the issuance of preferred stock could also affect common stock shareholders' ability to receive dividends and their rights upon liquidation of the corporation. We currently have no plans for issuing additional shares of common stock or preferred stock.

Legal Opinion

         Shumaker Williams, P.C. of Harrisburg, Pennsylvania, Special Counsel to East Penn Financial Corporation, has delivered an opinion stating that the shares of common stock of the holding company to be issued in connection with the reorganization will be duly authorized, fully paid and non-assessable by the holding company. "Non-assessable" means that the corporation will not be able to assess fees for ownership of the shares. The opinion is attached as an exhibit to the Registration Statement, filed with the SEC, of which this prospectus forms a part.

Anti-Takeover Provisions in Articles and Bylaws

     East Penn Financial Corporation's articles of incorporation and bylaws contain a number of provisions that could be considered anti-takeover in purpose and effect.

     Authorized Capital. The anti-takeover provisions include:

     o the authorization of 40 million shares of common stock and 16 million shares of blank check preferred stock, and

     o the lack of preemptive rights for shareholders to subscribe to purchase additional shares of stock on a pro rata basis.

     These provisions generally permit the board of directors to have as much flexibility as possible to issue additional shares, without prior shareholder approval, for proper corporate purposes, including financing, acquisitions, stock dividends, stock splits, and employee incentive plans. However, these additional shares may also be used by the board of directors to deter future attempts to gain control over the corporation.

     Classified Board. The bylaws of East Penn Financial Corporation provide for a classified or staggered board. A classified board has the effect of moderating the pace of any change in control of the board of directors by extending the time required to elect a majority of the directors to at least two successive annual meetings. However, this extension of time also tends to discourage a tender offer or takeover bid.

     Shareholders shall elect each class in a separate election. At each following annual meeting, shareholders will elect successors to the class of directors whose term is then expiring to hold office for a term of three years. The board of directors will fill vacancies which occur during the year for the remainder of the full term.

     No Cumulative Voting. East Penn Financial Corporation's articles eliminate cumulative voting. Cumulative voting entitles each shareholder to as many votes as equal the number of shares owned by him or her multiplied by the number of directors to be elected. A shareholder may cast all of these votes for one candidate or distribute them among any two or more candidates. We believe that each director should represent and act in the interest of all shareholders and not any special group of shareholders. The absence of cumulative voting means that a majority of the outstanding shares can elect all the members of the board of directors. The absence of cumulative voting may make it more difficult for minority shareholders' nominees to be elected to the board of directors.

     Supermajority Vote for Approval of Extraordinary Transactions. Another anti-takeover provision is the requirement in the articles of incorporation that the affirmative vote of the holders of at least 66 2/3% of the outstanding shares must approve any merger, consolidation, dissolution or liquidation of the corporation or the sale of all or substantially all of its assets. However, if at least 66 2/3% of the board of directors has approved this type of transaction, then the holders of at least a majority of the outstanding shares may approve the transaction. We included these provisions to ensure that any extraordinary corporate transaction would occur only if it receives a clear mandate from the shareholders. However, these provisions give the corporation's directors and/or the holders of a minority of the corporation's outstanding shares a veto power over such mergers and consolidations unless 66 2/3% of the shareholders believe that the transaction is desirable or beneficial.

     Authorization to Consider Various Factors in Tender Offers. Another anti-takeover provision in the articles of incorporation enables the board of directors to oppose a tender offer on the basis of factors other than economic benefit to shareholders, such as:

     o the impact the acquisition of the corporation would have on the community,

     o the effect of the acquisition upon shareholders, employees, depositors, suppliers and customers, and

     o    the reputation and business practices of the tender offeror.

     We included this provision in the articles of incorporation to permit us, as directors of the corporation, to recognize our responsibilities to these constituent groups of the corporation and its subsidiaries and to the communities that they serve. Pennsylvania corporate law specifically authorizes this type of provision.

     Supermajority Vote for Amendment of Specified Articles. A final anti-takeover provision in the corporation's articles of incorporation requires the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of common stock for an amendment of the following provisions:

     o    the voting requirements for approval of mergers,

     o the ability of shareholders to cumulate votes in the election of directors,

     o the ability of the board of directors to consider non-economic factors in opposing a tender offer, and

     o    the elimination of preemptive rights.

Anti-takeover Provisions Applicable to Registered Corporations

     Pennsylvania law gives strong anti-takeover provisions to corporations that have their securities registered with the SEC under Section 12 of the Securities Exchange Act of 1934, known as "registered corporations." As part of the reorganization, the corporation will be required to register its stock under
Section 12 of the1934 Act. These provisions are in addition to provisions contained in the corporation's articles of incorporation and bylaws.

     Pennsylvania law requires that all shareholders receive the fair value for their shares as the result of a control transaction. "Fair Value" means not less than the highest price paid per share by a controlling person or group at any time during the 90-day period ending on and including the date of the control transaction. Alternatively, if a shareholder believes the value of his or her shares is higher, he or she may demand an appraisal procedure to receive the fair value of the shares as the date of the control transaction, taking into account all relevant factors which may not be reflected in the price paid for the shares. "Control Transaction" means the acquisition by a person who has, or a group of persons acting in concert that has, voting power over voting shares of the corporation that would entitle the holders of the shares to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation. After the occurrence of a control transaction, any shareholder may, within a specified time period, make written demand on the person or group controlling at least 20% of the voting power of the shares of the corporation for payment in an amount equal to the fair value of each voting share as of the date on which the control transaction occurs.

     It is a relatively common practice in corporate takeovers to pay cash to acquire controlling equity in a company and then to acquire the remaining equity interest in the corporation by paying the balance of the shareholders a price for their shares which is lower than the price paid to acquire control or is in a less desirable form of payment, such as securities of the purchaser that do not have an established trading market. The board of directors considers these two-tier pricing tactics to be unfair to the corporation's shareholders. By their very nature, these tactics tend to cause concern on the part of shareholders that if they do not act promptly, they risk either being relegated to the status of minority shareholders in a controlled company or being forced to accept a lower price for all of their shares. Thus, two-tier pricing unduly pressures shareholders into selling as many of their shares as quickly as possible, either to the purchaser or in the open market, without having genuine opportunity to make a considered investment choice between remaining a shareholder of the corporation or disposing of their shares. These sales in turn facilitate the purchaser's acquisition of a sufficient interest in the corporation to enable the purchaser to force the exchange of remaining shares for a lower price in a business combination.

     While the fair price provision in Pennsylvania law is designed to help assure fair treatment of all shareholders vis-a-vis other shareholders in the event of a takeover, it is not the purpose of the fair price provision to assure that shareholders will receive a premium price for their shares in a takeover. Accordingly, the fair price provision would not preclude the board of directors' opposition to any future takeover proposal which it believes not to be in the best interests of the corporation and its shareholders, whether or not the proposal satisfies the minimum price, form of payment and procedural requirements of the fair price provision.

     Another provision of Pennsylvania law relates to a business combination involving a registered corporation. These business combinations include the following transactions involving an interested shareholder:

     o A merger or consolidation of the corporation with an interested shareholder;

     o A sale, lease, exchange, mortgage, pledge, transfer or other disposition with the interested shareholder of the assets of the corporation or its subsidiaries;

     o The issuance or transfer by the corporation or its subsidiary of any shares of the corporation or its subsidiary which has a total market value at least equal to 5% of the total market value of all the corporation's outstanding shares to an interested shareholder;

     o The adoption of any plan for the liquidation or dissolution of the corporation proposed by, or under any agreement with, the interested shareholder;

     o A reclassification of securities or recapitalization of the corporation or any merger or consolidation of the corporation with any subsidiary of the corporation or any other transaction proposed by, or under any agreement with the interested shareholder which has the effect of increasing the interested shareholder's proportionate share of the outstanding shares of the corporation; or

     o The interested shareholder's receipt of the benefit, directly or indirectly, of any loans or other financial assistance or any tax credits or other tax advantages provided by the corporation.

     An interested shareholder is any person that is the beneficial owner, directly or indirectly, of shares entitling that person to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation. The above definitions also apply to an interested shareholder's affiliate or associate.

     Under Pennsylvania law, the corporation shall not engage in a business combination with an interested shareholder other than:

     o A business combination approved by the board of directors prior to the date the interested shareholder acquires at least 20% of the shares or where the board of directors of the corporation has approved the purchase of shares by the interested shareholder;

     o A business combination approved by a majority of the votes that all shareholders would be entitled to cast not including those shares held by the interested shareholder, at a meeting called for that purpose within three months after the interested shareholder became the beneficial owner of shares entitling it to cast at least 80% of the votes in an election of directors, and if the business combination satisfies certain minimum conditions, which are discussed below;

     o A business combination approved by the affirmative vote of all of the shareholders of the outstanding shares;

     o A business combination approved by a majority of the votes that all shareholders would be entitled to cast not including those shares beneficially owned by the interested shareholder at a meeting called for that purpose no earlier than five years after the interested shareholder's share acquisition date; and

     o A business combination approved at a shareholders' meeting called for that purpose no earlier than five years after the interested shareholder's share acquisition date and that meets certain minimum conditions, which are discussed below.

     The minimum conditions discussed above generally require that the total amount of the cash and the market value of any payments other than cash, such as stock, bonds or debentures, to the shareholders of the corporation be at least equal to the higher of the following:

     o The highest price paid by the interested shareholder when the interested shareholder was the beneficial owner of shares entitling him to cast at least 5% of the votes in an election of directors within the 5-year period immediately prior to the announcement date of the business combination or within the 5-year period prior to time the interested shareholder became an interested shareholder, whichever is higher, plus interest; or

     o The market value per common share on the announcement date of the business combination or on the share acquisition date, whichever is higher, plus interest.

     The Pennsylvania provision relating to business combinations is designed to help assure that if, despite the corporation's best efforts to remain independent, the corporation is nevertheless taken over, each shareholder will be treated fairly vis-a-vis every other shareholder and that professional investors will not profit at the expense of the corporation's long-term public shareholders. While the business combination provision is designed to help assure fair treatment of all shareholders vis-a-vis other shareholders in the event of a takeover, it is not the purpose of the business combination provision to assure that shareholders will receive premium price for their shares in a takeover. Accordingly, we believe that the business combination provision would not preclude our opposition to any future takeover proposal which we believe not to be in the best interests of the corporation and its shareholders, whether or not the proposal satisfied the requirements of the business combination provision, fair price provision or both.

         Subchapter G of Chapter 25 of the Pennsylvania Business Corporation Law also applies to registered corporations. Under Subchapter G, the acquisition of shares that increase the shareholder's control of the corporation above 20%, 33% or 50% of the voting power able to elect the board of directors cannot be voted until a majority of disinterested shareholders approves the restoration of the voting rights of those shares in two separate votes:

     o    All disinterested shares of the corporation, and

     o    All voting shares of the corporation.

     Voting rights which are restored by shareholder approval will lapse if any proposed control-share-acquisition which is approved is not consummated within 90 days after shareholder approval is obtained. Furthermore, control-shares that are not accorded voting rights or whose rights lapse will regain their voting rights on transfer to another person who is not an affiliate. If the shares constitute control-shares for the transferee, this subchapter must be applied to that person as well. If the acquiring shareholder does not request a shareholder meeting to approve restoration of voting rights within 30 days of the acquisition or if voting rights are denied by the shareholders or if they lapse, the corporation may redeem the control shares at the average of the high and low price on the date of the notice of redemption.

     Subchapter H of Chapter 25 of the BCL applies to registered corporations. Under Subchapter H, a control person -- a person who owns shares with 20% or more voting power -- must disgorge to the corporation any profits from the disposition of any equity securities if the disposition occurs within 18 months of becoming a control person, and the securities were acquired 24 months before to 18 months after becoming a control person. This provision seeks to prevent speculative takeover attempts.

     Finally, Pennsylvania law grants a registered corporation the express authority to treat individual shareholders differently and therefore may take advantage of poison pills. Poison pills generally consist of a shareholder rights plan in which a corporation gives its shareholders the right to buy common stock when specified events occur, such as a merger, which decreases the value of the acquirer's holdings and the acquirer's percentage of ownership.

     The overall effect of these provisions may be to deter a future offer or other merger or acquisition proposal that a majority of the shareholders might view to be in their best interests as the offer might include a substantial premium over the market price of the corporation's common stock at that time. In addition, these provisions may have the effect of assisting the corporation's management in retaining its position and placing it in a better position to resist changes that the shareholders may want to make if dissatisfied with the conduct of the corporation's business.

     The overall effect of these provisions may be to deter a future offer or other merger or acquisition proposal that a majority of the shareholders might view to be in their best interests as the offer might include a substantial premium over the market price of the corporation's management in retaining its position and placing it in a better position to resist changes that the shareholders may want to make if dissatisfied with the conduct of the corporation's business.

                                 USE OF PROCEEDS

     East Penn Financial Corporation does not know the number of shares of common stock that will be purchased from it under the plan or the prices at which such shares will be purchased. To the extent that shares are purchased from East Penn Financial Corporation, and not in the open market, East Penn Financial Corporation intends to add proceeds it receives from the sales to its general funds to be used for general corporate purposes, including, without limitation, investments in and advances to the corporation's subsidiaries. The amounts and timing of the application of proceeds will depend upon the funding requirements of the corporation and its subsidiaries and the availability of other funds.

                                     EXPERTS

         The consolidated financial statements included in East Penn Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 2003, incorporated by reference into this Prospectus have been audited by Beard Miller Company LLP, independent public accountants, to the extent and for the periods set forth in their report and are incorporated herein in reliance upon the report given upon the authority of Beard Miller Company LLP as experts in auditing and accounting.

                                  LEGAL MATTERS

     Shumaker Williams, P.C., Camp Hill, Pennsylvania passed upon the legality of the common stock offered by this prospectus. Based on this opinion, the shares of common stock issued by the corporation in accordance with the terms of the plan will be validly issued, fully paid and non-assessable.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934, and, accordingly, file reports, proxy statements and other information with the Securities and Exchange Commission (SEC). These documents may be read and copied at the SEC's Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We are an electronic filer with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC's web site is: www.sec.gov.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows us to "incorporate by reference" in this prospectus other information that we file with it. This means we disclose important information to you by referring you to those documents. Specifically, we incorporate the following documents by reference in this registration statement, as filed with the SEC under File No. 000-50330:

     o East Penn's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 30, 2004; and
     o East Penn's Quarterly Report on From 10-Q for the quarter ended March 30, 2004, filed with the SEC on May 14, 2004.

     We also incorporate by reference in this prospectus additional documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Act of 1934 after the date of this prospectus, and prior to our filing a post-effective amendment which indicates that all common stock offered under the plan has been sold or which deregisters any common stock remaining unsold. Additional documents that we incorporate by reference into this prospectus are deemed a part of this prospectus from the date of filing the documents.

     The information incorporated by reference is an important part of this prospectus; however, to the extent that inconsistencies exist between information presented in this prospectus and information contained in incorporated documents filed with the SEC before the date of this prospectus, the information in this prospectus automatically updates and supercedes the earlier information. Additionally, information that we file with the SEC after the date of this prospectus will automatically update and supersede the information in this prospectus and any earlier filed or incorporated information.

     Documents incorporated by reference are available without charge to each shareholder, including any beneficial owner, to whom this prospectus is delivered, upon the person's written or oral request. In addition, you may obtain all documentation relating to the plan that is required to be delivered to participants pursuant to the rules adopted under the Securities Act of 1933. You should address written requests for copies to:

                         East Penn Financial Corporation
                         Attention: Corporate Secretary
                               731 Chestnut Street
                           Emmaus, Pennsylvania 18049

     You should direct telephone requests to East Penn Financial Corporation at
(610) 965-5959.

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The general corporate law of the Commonwealth of Pennsylvania as applicable to the corporation, together with the corporation's bylaws, provides the corporation's officers and directors with a broad range of limitation from liability and indemnification for actions and inactions in connection with the performance of their duties. Aside from matters involving criminal statutes or tax laws, directors are not personally liable for monetary damages for any action or inaction taken unless the director has breached or failed to perform his or her duties of office and such breach or failure constitutes self-dealing, willful misconduct or recklessness. The corporation's officers and directors are entitled to indemnification if they are named as a party or threatened to be named as a party to any type of proceeding as a result of actions or inactions taken while in the course of their association with the corporation provided that such action or inaction was in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. Officers and directors of the corporation are presumed to be entitled to this indemnification, absent breaches of fiduciary duty, lack of good faith or self-dealing and are entitled to be indemnified unless their conduct is determined by a court to have constituted willful misconduct or recklessness.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the corporation pursuant to the provisions described above, the corporation has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.
         -------------------------------------------

          Registration Fee            $     284.00
          Blue Sky Fees               $   2,000.00
          Accounting Fees             $   2,000.00
          Legal Fees and Expenses*    $   5,000.00
          Printing Fees and Postage*  $   2,716.00
                                        ----------
          Total                       $  12,000.00
                                        ==========

          *Estimated

Item 15. Indemnification of Directors and Officers.
         -----------------------------------------

     Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action (except liability pursuant to any criminal statute or for payment of taxes) unless

     o the director has breached or failed to perform the duties of his office; and

     o the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     The  Bylaws of East Penn Financial Corporation provide for

     o Indemnification from and against any and all expenses, liabilities or other matters for which indemnification is permitted by applicable law;

     o Continuation of such indemnification to persons who have ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person; and

     o Indemnification of directors, officers, employees and agents of the registrant and its subsidiaries.

     Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by the corporation.

Item 16. Exhibits.
         --------

Exhibit 5.1 Opinion of Shumaker Williams, P.C., Special Corporate Counsel to East Penn Financial Corporation

Exhibit 23.1 Consent of Beard Miller Company LLP

Exhibit 23.2 Consent of Shumaker Williams, P.C., included as part of Exhibit
             5.1.

Exhibit 24 Power of Attorney. (Included on signature pages.)

Exhibit 99.1 East Penn Financial Corporation Dividend Reinvestment and Stock Purchase Plan. (Included in Prospectus.)

Exhibit 99.2 Form of East Penn Financial Corporation Dividend Reinvestment and
             Stock Purchase Plan Enrollment Form.

Exhibit 99.3 East Penn Financial Corporation Letter to Shareholders.

Item 17.     Undertakings.
             ------------

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

          (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement.

               Provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant with the SEC pursuant to Section 13 or
               Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emmaus, Commonwealth of Pennsylvania on June 23, 2004.

                                      East Penn Financial Corporation


                                      By:  /s/ Brent L. Peters
Brent L. Peters                            -------------------
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brent L. Peters and Theresa M. Wasko, and each of them, his or her true and lawful attorney-in-fact as agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacity, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                                     Capacity
                                     --------
Date

/s/ Brent L. Peters            President and Chief Executive       June 23, 2004
-------------------
 Brent L. Peters               Officer and Director
                              (Principal Executive Officer)


/s/ Theresa M. Wasko           Chief Financial Officer             June 23, 2004
--------------------
Theresa M. Wasko              (Principal Financial and
                               Accounting Officer)


/s/ Dale A. Dries              Director                            June 23, 2004
-----------------
Dale A. Dries


/s/ Thomas R. Gulla           Director                             June 23, 2004
-------------------
Thomas R. Gulla


/s/ Allen E. Kiefter          Director                            June 23, 2004
--------------------
Allen E. Kiefer

/s/ Forrest A. Rohrbach       Chairman of the Board                June 23, 2004
-----------------------
Forrest A. Rohrbach

/s/ Gordan K. Schantz         Director                             June 23, 2004
---------------------
Gordan K. Schantz


/s/ Linn H. Schantz           Director                             June 23, 2004
-------------------
Linn H. Schantz


/s/ Donald R. Schneck         Director                             June 23, 2004
---------------------
Donald R. Schneck


/s/ Peter L. Schaffer         Director                             June 23, 2004
---------------------
Peter L. Shaffer


/s/ Konstantinos A. Tantaros  Director                             June 23, 2004
----------------------------
Konstantinos A. Tantaros


/s/ Dr. F. Geoffery Toonder   Director                             June 23, 2004
---------------------------
Dr. F. Geoffery Toonder


/s/ Donald S. Young           Vice Chairman of the Board           June 23, 2004
-------------------
Donald S. Young

                                  EXHIBIT INDEX
Exhibit 5.1 Opinion of Shumaker Williams, P.C., Special Corporate Counsel to East Penn Financial Corporation

Exhibit 23.1 Consent of Beard Miller Company LLP

Exhibit 23.2 Consent of Shumaker Williams, P.C., included as part of Exhibit
     5.1.

Exhibit 24   Power of Attorney. (Included on signature pages.)

Exhibit 99.1 East Penn Financial Corporation Dividend Reinvestment and Stock
             Purchase Plan. (Included in Prospectus.)

Exhibit 99.2 Form of East Penn Financial Corporation Dividend Reinvestment and
             Stock Purchase Plan Enrollment Form.

Exhibit 99.3 East Penn Financial Corporation Letter to Shareholders.